Exhibit 99.1

Ceradyne, Inc. Receives Nasdaq Notification Regarding Stock Listing

Company Has Requested Nasdaq Hearing

Costa Mesa, Calif.— August 21, 2006—Ceradyne, Inc. (Nasdaq: CRDN) announced that the Company has requested a hearing before the Nasdaq Listing Qualifications Panel in response to the receipt of a Nadaq Staff Determination letter on August 17, 2006, indicating that the Company is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14). As anticipated, the letter was issued in accordance with Nasdaq procedures due to the delayed filing of the Company’s Form 10-Q for the quarter ended June 30, 2006. Pending a decision by the Panel, Ceradyne’s common stock will remain listed on The Nasdaq Stock Market.

As previously announced on August 4, 2006, a special committee of independent directors was formed to conduct an internal investigation of Ceradyne’s historical stock option grants and related accounting treatment. The special committee is being assisted by independent legal counsel and forensic accountants. The special committee’s investigation is ongoing and, accordingly, the Company was unable to file its Form 10-Q for the quarter ended June 30, 2006 by the required filing deadline. The Company is focused on resolving these issues as quickly as possible and plans to file its Form 10-Q following completion of the independent investigation by the special committee.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel, and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks include uncertainties arising out of the Company’s ongoing review of its stock option grants and developments in regulatory and legal guidance regarding stock option grants and accounting for such grants. For example, information may be learned and analysis may be undertaken concerning the Company’s historic stock option grants and accounting that may materially impact the Company’s financial statements or results. Additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

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